Exhibit 3.1

CERTIFICATE OF TRUST

OF

PERMUTO CAPITAL MSFT TRUST I

The undersigned, the sole trustee of PERMUTO CAPITAL MSFT TRUST I, desiring to form a statutory trust pursuant to the Delaware Statutory Trust Act, 12 Del. C. § 3801, et seq., hereby certifies as follows:

1.	The name of the statutory trust is Permuto Capital MSFT Trust I (the “Trust”).

2.	The name and business address of the trustee of the Trust with a principal place of business in the State of Delaware is as follows:

CSC Delaware Trust Company
251 Little Falls Drive
Wilmington, DE 19808

3.	Effective Date. This Certificate of Trust shall be effective upon filing.

IN WITNESS WHEREOF, this Certificate of Trust has been duly executed this 6th day of January, 2025.

CSC DELAWARE TRUST COMPANY,
not in its individual capacity but solely as trustee

By:	/s/ Gregory Daniels
Name:	Gregory Daniels
Title:	Vice President

[Signature Page to Certificate of Trust]